UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 30, 2012

Southwest Bancorp, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Oklahoma	001-34110	73-1136584
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

608 South Main Street, Stillwater, Oklahoma		74074
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	405-372-2230

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Southwest Bancorp, Inc. (NASDAQ Global Select Market - OKSB, OKSBP), (the "Company"), is pleased to announce that Mark W. Funke has been named its next President and Chief Executive Officer, effective October 1, 2012. Mr. Funke was the market president for Bank of Oklahoma – Oklahoma City until his resignation on September 4, 2012. He joined Bank of Oklahoma in 1984, and has been in his current position since 1997. Mr. Funke, age 56, is a graduate of Kansas State University and the ABA’s Stonier Graduate School of Banking.

Mr. Funke will succeed Rick Green, the Company’s current President and Chief Executive Officer. Mr. Green announced his plans to retire earlier this year. Mr. Green will serve in the office of President Emeritus beginning on October 1, and plans to retire on December 31, 2012. He also has agreed to serve as transition consultant to the Company until January 31, 2013. The Board expresses its gratitude to Mr. Green for his faithful service to the Company, its shareholders, and the communities served by the Company’s subsidiaries, Stillwater National Bank and Trust Company and Bank of Kansas, in Oklahoma, Texas, and Kansas.

Mr. Funke is actively engaged in the community and in national banking affairs. He serves on the board of the Greater Oklahoma City Chamber of Commerce, where he is on the executive committee and vice chair of community redevelopment. He also serves on the boards of Allied Arts Foundation, Lyric Theatre of Oklahoma, Oklahoma Health Center Foundation, YMCA of Oklahoma City, and Oklahoma Medical Research Foundation. Mr. Funke also serves on the board of United Way of Central Oklahoma where he was city-wide Campaign Chair in 2010. He currently serves on the American Bankers Association Government Relations Council.

He is a graduate of Leadership Oklahoma City Class VII and Leadership Oklahoma Class VIII. Mr. Funke was awarded the Paragon award in 2002 by Leadership Oklahoma City, the Urban Pioneer award in 2008 from Oklahoma City’s Plaza District Association and the John Kirkpatrick Award from The Lyric Theatre in 2009.

There was no arrangement or understanding between Mr. Funke and any other person pursuant to which he was selected as a director except as described below.

On August 30, 2012, the Company, The Stillwater National Bank and Trust Company and Bank of Kansas (each, a "Subsidiary Bank" and collectively, the "Subsidiary Banks") (the Company and Subsidiary Banks collectively, the "Employer") entered into an Employment Agreement (the "Agreement") with Mr. Funke, effective October 1, 2012. Under the Agreement, Mr. Funke will serve as President and Chief Executive Officer of the Company and both Subsidiary Banks.

During his employment, Mr. Funke will report directly to the boards of directors of the Company and the Subsidiary Banks. He will also be nominated for election as a director to each of the boards.

The Agreement provides for an annual base salary of $425,000, a signing bonus, annual incentive compensation, and equity compensation. Mr. Funke will receive a one-time signing bonus consisting of a payment of $40,000 in cash and a restricted stock award for 41,667 shares of the Company’s common stock with a market value at the NASDAQ market close on August 30, 2012 of $460,000, subject to Mr. Funke’s continued employment for six months.

Mr. Funke will be entitled to an annual bonus opportunity of up to 100% of his base salary. The minimum annual bonus in each of 2012 and 2013 will be $300,000, with two-thirds payable in cash and one-third in a restricted stock award subject to a three-year vesting period. During 2014 through 2016, half of Mr. Funke’s annual bonus opportunity will be based on discretionary performance criteria established by the Compensation Committee of the Company’s board of directors at the beginning of each year. The remaining half will be earned if: (1) no Subsidiary Bank has a classified asset ratio greater than 40% in 2014 and 35% in 2015 and 2016; (2) the Employer is not subject to a regulatory enforcement action; and (3) total shareholder return, as defined in the Agreement, is in the top 25th percentile of banks in a mutually agreed-upon peer group. If the total shareholder return condition is the only condition not satisfied, Mr. Funk will receive a partial bonus to the extent that the Company is above the 50th percentile of the bank’s peer group. Beginning in 2014 and continuing thereafter, the board has discretion to pay the annual bonus in cash and/or shares of common stock.

The Company will provide a one-time performance stock award entitling Mr. Funke to earn up to 138,600 shares of its common stock based on the Company’s total shareholder return through December 31, 2016. Portions of the shares may be earned for interim performance starting in 2013. Mr. Funke will also receive annual performance stock awards entitling him to earn up to 14,400 shares of the Company’s common stock each year from 2013 through 2016 based on the Company’s annual return on average equity. Mr. Funke will not earn any shares under the performance stock awards unless all of the following conditions are satisfied: (1) a classified asset ratio no greater than 40% in 2014 or 35% in 2015 and 2016; (2) a common equity Tier 1 capital ratio of at least 9%; and (3) no regulatory enforcement action. Any shares earned under the performance stock awards will be subject to a further three-year vesting period.

All shares issued to Mr. Funke will be non-transferable until he maintains ownership of the Company’s stock at a level that is at least three times his annual base salary. Mr. Funke has also agreed to a clawback of his compensation previously paid or made available to him in certain circumstances.

The initial term of the Agreement will expire on December 31, 2016; thereafter, the Agreement will automatically renew for successive 12-month terms unless notice of non-renewal is provided by either party in accordance with the Agreement. Mr. Funke will remain an at-will employee; the Employer may terminate the employment of Mr. Funke at any time, subject to agreed-upon severance in certain situations. If the Employer terminates Mr. Funke’s employment without cause, as defined in the Agreement, he will be entitled to monthly payments for 12 months following termination as well as vesting of outstanding equity awards. These payments will total three times base salary if such termination occurs on or before December 31, 2014; two times base salary if termination occurs after December 31, 2014 but on or before December 31, 2015; or one times base salary if termination occurs after December 31, 2015. Mr. Funke will also be entitled to these severance payments if he resigns for good reason, as defined in the Agreement, or if a constructive termination within 12 months of a change in control occurs. Any severance payment that Mr. Funke is otherwise entitled to receive will be reduced to the extent necessary to avoid treatment as an excess parachute payment under Section 280G of the Internal Revenue Code, but only to the extent that such reduction would increase the aggregate payments and benefits received by Mr. Funke on an after-tax basis.

Under the Agreement, Mr. Funke is obligated to refrain from certain activities both during his employment and for a period thereafter. Mr. Funke agrees to hold employer information, as defined in the Agreement, in the strictest confidence. He also agrees not to solicit any business from the Employer’s customers for any non-Employer purposes. Finally, he agrees not to solicit or recruit any other employees of the Employer.

The foregoing description of the Employment Agreement is a summary and qualified in its entirety by reference to the full text of the Employment Agreement which is filed herewith as Exhibit 10.1 and incorporated by reference herein. Mr. Funke also agreed to comply with the Company’s mandatory retirement age policy applicable to Chief Executive Officers, which generally calls for retirement at age 68. This description of that policy is a summary and is qualified in its entirety by reference to the full text of the policy which is filed herewith as Exhibit 10.2 and incorporated by reference herein.

Southwest Bancorp, Inc. offers commercial and consumer lending, deposit, and investment services, specialized cash management, and other financial services from offices in Oklahoma, Texas, and Kansas, and on the Internet through SNB DirectBanker®. At June 30, 2012 the Company had total assets of $2.3 billion, deposits of $1.8 billion, and shareholders’ equity of $314.6 million.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired. Not applicable.
(b) Pro forma financial information. Not applicable.
(c) Exhibits:

Exhibit 10.1: Employment Agreement dated August 30, 2012 by and among Southwest Bancorp, Inc., the Stillwater National Bank and Trust Company, Bank of Kansas, and Mark W. Funke*

Exhibit 10.2: Mandatory Retirement Age Policy—Chief Executive Officer*

Exhibit 99.1 News Release dated September 5, 2012

*Compensatory plan or arrangement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Southwest Bancorp, Inc.

September 5, 2012	By:	Priscilla Barnes

Name: Priscilla Barnes
Title: Senior Executive Vice President and COO

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Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement dated August 30, 2012 between Registrant and Mark W. Funke
10.2	Mandatory Retirement Age Policy--Chief Executive Officer
99.1	News Release dated September 5, 2012